                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Union Planters Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                       [UNION PLANTERS CORPORATION LOGO]

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 16, 1998

Dear Shareholder:

     You are cordially invited to attend this year's Annual Meeting of Shareholders of Union Planters Corporation in the Union Planters Administrative Center, Assembly Room C, Lake Level, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, at 10 a.m. on April 16, 1998. The Annual Meeting has been called by order of the Board of Directors for the purpose of considering and voting upon:

          1. The election of fourteen directors;

          2. The ratification of the selection of Price Waterhouse LLP as the independent accountants and auditors for the Corporation;

          3. An amendment to the Charter of the Corporation to increase the number of shares of the Corporation's Common Stock, $5 par value per share, authorized for issuance by the Corporation from 100 million to 300 million; and

          4. The transaction of such other business as may properly come before the meeting.

     In addition, there will be a report on current operations. Holders of the Corporation's Common Shares at the close of business on the record date of February 18, 1998 will be entitled to notice of, and to vote at, the Annual Meeting.

     Whether or not you plan to attend the meeting, please sign, date and promptly return the enclosed proxy. If for any reason you desire to revoke your proxy, you may do so at any time before the voting as described in the accompanying proxy statement.

                                          Very truly yours,

                                          /s/ BENJAMIN W. RAWLINS, JR.

                                          Benjamin W. Rawlins, Jr.
                                          Chairman and Chief Executive Officer

Approximate Date of Mailing to Shareholders: March 16, 1998

                           UNION PLANTERS CORPORATION
                          7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     This proxy statement is furnished by the Board of Directors of Union Planters Corporation (the "Corporation") in connection with its solicitation of the enclosed proxy, which will be used in voting at the Annual Meeting of Shareholders of the Corporation to be held in the Union Planters Administrative Center, Assembly Room C, Lake Level, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, on April 16, 1998 at 10 a.m. (the "Annual Meeting") or any adjournment or adjournments thereof.

     This proxy statement and the enclosed proxy are first being sent to shareholders on or about March 16, 1998.

                                     VOTING

     Only holders of record of common stock of the Corporation (the "Common Stock") at the close of business on February 18, 1998 are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, 83,455,881 shares of Common Stock were issued and outstanding for purposes of the Annual Meeting. Each share of Common Stock is entitled to one vote.

     If a proxy on the accompanying form is properly executed, returned to the Corporation and not revoked, the shares represented by such proxy will be voted in accordance with the instructions set forth thereon. If no instructions are given, the shares represented will be voted for the director nominees named herein, for ratification of the selection of the independent accountants and auditors, and for the amendment to the Corporation's Charter to increase the number of shares authorized for issuance. The Board of Directors at present knows of no other business to be brought before the Annual Meeting. However, persons named in the enclosed proxy will have discretionary authority to vote on the transaction of any other business which may properly come before the Annual Meeting and any adjournment thereof, and will vote the proxies in accordance with recommendations of the Board of Directors.

     A shareholder may attend the Annual Meeting even though he or she has executed a proxy. A proxy may be revoked at any time before it is voted by giving written notice of revocation delivered to the Secretary of the Corporation or by delivering a later dated proxy or by the vote of the shareholder in person at the Annual Meeting.

     The presence in person or by proxy of the holders of a majority in voting power of the Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker nonvotes will be counted as being present or represented at the Annual Meeting for the purpose of establishing a quorum but will not have an effect on the outcome of the vote for Proposals 1 and 2. Abstentions will count as votes against Proposal 3.

     With respect to Proposal 1, assuming the presence of a quorum, directors will be elected based on a plurality of the votes cast. Cumulative voting is not permitted in the election of directors.

     With respect to Proposal 2, assuming the presence of a quorum, the selection of Price Waterhouse LLP will be ratified if the votes cast in favor exceed the votes cast in opposition.

     With respect to Proposal 3, assuming the presence of a quorum, the amendments to the Corporation's Charter will be approved if the votes cast in favor constitute a majority of the votes eligible to be cast.

                       PROPOSAL 1: ELECTION OF DIRECTORS

     The Corporation's Charter provides for not less than seven nor more than twenty-five directors divided into three classes, as nearly equal in number as reasonably possible, with each class serving a three-year term and one class to be elected at each annual meeting of shareholders.

     During 1997, the Board of Directors reconstituted the membership of each of its three classes of directors as a result of vacancies that arose on the Board of Directors due to retirements. Accordingly, the Board of Directors has decided to request that shareholders vote to ratify such action by reelecting the entire Board of Directors to the classes set forth below.

     At the annual meeting, four directors are to be elected in Class I, with a term to expire at the annual meeting of shareholders to be held in 2000; five directors are to be elected in Class II with a term to expire at the annual meeting of shareholders to be held in 2001; and five directors are to be elected in Class III, with a term to expire at the annual meeting of shareholders to be held in 1999. The Board of Directors has nominated for election in Class I: M.
E. Bruce, J. E. Harwood, S. D. Overton, and D. F. Schuppe; for election in Class
II: A. M. Austin, G. W. Bryan, C. J. Lowrance, III; B. W. Rawlins, Jr., and S.
L. Wilson; and for election in Class III: P. S. Lewis, Jr., J. W. Moore, V. L. Rawlins, D. M. Thomas, and R. A. Trippeer, Jr.

     The Board of Directors has no reason to believe that any nominee for director will not be available for election. However, if any of the nominees should become unavailable for election, and unless authority is withheld, the holders of the proxies solicited hereby will vote for such other individual(s) as the Board of Directors may recommend.

     The following table gives the indicated information for each nominee and incumbent director and other executive officers who are listed in the compensation tables which follow but are not nominees or incumbent directors:

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ON FEBRUARY 18, 1998(1)
     NAME AND PRINCIPAL OCCUPATION              DIRECTOR   -----------------------------        PERCENT OF
          FOR PAST FIVE YEARS             AGE    SINCE     DIRECTLY(2)     INDIRECTLY(3)          CLASS
     -----------------------------        ---   --------   -----------     -------------        ----------
CLASS I: DIRECTORS AND NOMINEES
MARVIN E. BRUCE.........................  69      1989         22,500               0                 *
  Director and Chairman; CEO from 1973
  to July 1994, TBC Corporation**
  (marketer/distributor of auto
  replacement products).
JAMES E. HARWOOD........................  61      1996         41,161          28,975                 *
  President, Sterling Equities                                                  1,525(5)(6)
  (business management advisory                                                 6,802(7)(8)
  service).

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ON FEBRUARY 18, 1998(1)
     NAME AND PRINCIPAL OCCUPATION              DIRECTOR   -----------------------------        PERCENT OF
          FOR PAST FIVE YEARS             AGE    SINCE     DIRECTLY(2)     INDIRECTLY(3)          CLASS
     -----------------------------        ---   --------   -----------     -------------        ----------
STANLEY D. OVERTON......................  69      1992         38,000             200(5)(6)           *
  Retired; Chairman, Union Planters                                             1,350(8)
  Bank of Middle Tennessee, N. A., from
  1994 to 1997; Vice Chairman, Union
  Planters Bank, N.A. ("UPB") from
  March 1992 to July 1994.
DONALD F. SCHUPPE.......................  66      1996         23,175             200                 *
  DFS Service Company (consulting).
CLASS II DIRECTORS AND NOMINEES
ALBERT M. AUSTIN........................  70      1974         33,036           3,000                 *
  Chairman, Cannon, Austin &                                                   12,658(5)(6)
  Cannon, Inc. (real estate).                                                     266(7)(8)
EDGAR H. BAILEY(9)......................  71      1996        177,442          28,177(5)(6)           *
  Chairman and CEO from 1973 to                                                53,128(7)(8)
  October 1996, Leader Financial
  Corporation; Vice Chairman of the
  Corporation since October 1996.
GEORGE W. BRYAN.........................  53      1986         23,900           1,000(7)(8)           *
  Senior Vice President, Sara Lee
  Corporation (Meat Group Division, meat
  processing and packaging).
C. J. LOWRANCE, III.....................  67      1985         40,000          12,152                 *
  President, Lowrance Brothers & Co.,
  Inc. (planter).
BENJAMIN W. RAWLINS, JR.(10)............  60      1974        422,873(4)       18,907                 *
  Chairman and CEO of Corporation                                               8,837(8)
  and UPB.
MIKE P. STURDIVANT(9)...................  70      1989        106,766          45,631                 *
  President, Due West Gin Co., Inc.                                             6,804(7)(8)
  (cotton ginning); Investor, Chairman,
  Executive (various entities).
SPENCE L. WILSON(10)....................  55      1996         81,907           1,050                 *
  President, Kemmons Wilson, Inc.                                               8,503(7)(8)
  (hotel development and management,
  resort time-sharing, banking, home
  building and subdivision development,
  and private investment).

                                                              SHARES OF COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              ON FEBRUARY 18, 1998(1)
     NAME AND PRINCIPAL OCCUPATION              DIRECTOR   -----------------------------        PERCENT OF
          FOR PAST FIVE YEARS             AGE    SINCE     DIRECTLY(2)     INDIRECTLY(3)          CLASS
     -----------------------------        ---   --------   -----------     -------------        ----------
CLASS III: DIRECTORS AND NOMINEES
PARNELL S. LEWIS, JR. ..................  50      1996         21,552           4,600                 *
  President, Anderson-Tully Company                                               176(5)(6)
  (hardwood lumber products).
JACKSON W. MOORE(10)....................  49      1986        303,132(4)       21,052                 *
  President and Chief Operating                                                 2,638(8)
  Officer of Corporation and UPB.**
V. LANE RAWLINS(10).....................  60      1992         21,700               0                 *
  President, University of Memphis.
DAVID M. THOMAS.........................  67      1998         19,305          19,913(5)(6)           *
  Director, since 1998                                                            903(7)(8)
  Retired; President, Magnolia Federal
  Bank for Savings from 1988 to 1993.
RICHARD A. TRIPPEER, JR. ...............  58      1974        255,720          80,000                 *
  President, R. A. Trippeer, Inc.                                              26,624(5)(6)
  (investments).
OTHER NAMED EXECUTIVE OFFICERS
JOHN W. PARKER..........................  51        --         63,945(4)        2,875                 *
  Executive Vice President and CFO                                              3,542(8)
  of Corporation and UPB.
J. ARMISTEAD SMITH......................  62        --         54,328           5,400(8)              *
  Executive Vice President and Senior
  Lending Officer of Corporation and UPB.
M. KIRK WALTERS.........................  56        --         40,538(4)           82                 *
  Senior Vice President, Treasurer,                                             7,161(8)
  and Chief Accounting Officer of
  Corporation and UPB.
DIRECTORS AND EXECUTIVE OFFICERS AS A
  GROUP (20 People).....................                    1,824,827         423,629              2.69%

---------------

   * Less than 1%.
  ** Directorship currently held with a corporation (other than the Corporation) subject to the registration or reporting requirements of the Securities Exchange Act of 1934, or registered pursuant to the Investment Company Act of 1940.
 (1) Under applicable SEC rules, "beneficial ownership" of a security means directly or indirectly, through any contract, relationship, arrangement, undertaking or otherwise, having or sharing "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or direct the disposition of such security. Unless otherwise indicated, the securities shown are held with sole voting and investment power. More than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.
 (2) Includes shares, in the amount indicated, as to which the following have the right to exercise options to purchase within 60 days of February 18, 1998: A. M. Austin, 20,000; E. H. Bailey, 165,964; M. E. Bruce, 20,000; G.
     W. Bryan, 20,000; J. E. Harwood, 23,989; P. S. Lewis, 20,000; C. J.
     Lowrance, 20,000; J. W. Moore, 65,955; S. D. Overton, 26,000; J. W. Parker, 27,296; B. W. Rawlins, 159,130; V. L. Rawlins, 20,000; D. F. Schuppe,
     20,000; J. A. Smith, 35,842; M. P. Sturdivant, 20,000; R. A. Trippeer,
     20,000; M. K. Walters, 11,130; S. L. Wilson, 39,239; and all directors and executive officers as a group, 735,545.
 (3) May include shares (a) owned as trustee; or (b) owned and traded in the name of the spouse, minor children or other relative of the director, or
     (c) owned by a corporation, partnership or other legal organization in which the director has a substantial beneficial interest.
 (4) In addition to the shares shown, the following persons have deferred receipt of shares resulting from stock option exercises in the amounts indicated which are issuable at future dates pursuant to an irrevocable Stock Option Deferral Agreement: J. W. Moore, 97,468; J. W. Parker, 7,129;
     B. W. Rawlins, 109,219; and M. K. Walters, 4,839.
 (5) Shared investment power.
 (6) Shared voting power.
 (7) No voting power.
 (8) No investment power.
 (9) E. H. Bailey and M. P. Sturdivant will retire as directors in April 1998.
(10) S. L. Wilson is a brother-in-law of Corporation President J. W. Moore. There is no family relationship between B. W. Rawlins and V. L. Rawlins.

     To the knowledge of the Corporation, no persons beneficially owned more than 5% of the outstanding Common Stock as of the record date of February 18, 1998, as determined in accordance with the requirements of the Securities Exchange Act of 1934 and applicable rules promulgated thereunder.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     Among other committees of the Corporation's Board of Directors are the Directors' Audit Committee and the Salary and Benefits Committee. The Board does not have a standing nominating committee or a committee performing similar functions.

     The Directors' Audit Committee, which is currently composed of Messrs. Bruce, Lewis, Overton, L. Rawlins, and Schuppe, held five meetings during 1997. This committee makes recommendations to the Board with respect to the selection of independent accountants; the review and scope of audit arrangements; the independent accountants' suggestions for strengthening internal accounting controls; matters of concern to the Committee, the independent accountants, or management relating to the Corporation's financial statements or other results of the annual audit; the review of internal accounting procedures and controls with the Corporation's financial and accounting staff; the review of the activities and recommendations of the Corporation's general auditor and compliance auditors; and the review of financial statements and other financial information published by the Corporation.

     The Salary and Benefits Committee, which held four meetings in 1997, makes recommendations to the Board of Directors as to the amount and form of officer compensation. A subcommittee of the Salary and Benefits Committee, consisting of the same members, administers the Corporation's 1992 and 1983 Stock Incentive Plans and is authorized to grant stock options and award stock without further approval, except grants to directors. Messrs. Austin, Bruce, Bryan, Harwood, and Sturdivant currently serve as members of the Salary and Benefits Committee.

     The Board of Directors held six meetings during 1997. Each of the directors attended at least 75% of the total number of meetings of the Board and the Committees on which such director served except for Mr. Bryan who, because of conflicting schedules, attended less than 75 percent of the meetings held by the Board.

DIRECTORS COMPENSATION

     Directors who are employees of the Corporation or any of its subsidiaries do not receive compensation for service as directors. Directors who are not employees of the Corporation or any of its subsidiaries were each paid fees of $32,500 annually. Compensated directors also receive fees for service on committees of the Corporation's Board in the following amounts: Directors' Audit Committee, $5,000 annually; Salary and Benefits Committee, $3,000 annually; Executive Committee, $1,000 per meeting; and Strategic Planning Committee, $1,000 per meeting.

     Directors of the Corporation who also serve as Directors of subsidiary banks also receive fees for service on committees in the following amounts:
Directors' Loan Committee, $4,000; Community Reinvestment Act Committee, $3,000; Trust Committee, $3,000; and Executive Committee, $500 per meeting.

     Individual directors may, at their option, defer the receipt of directors' fees. Under alternatives available each year from 1987 through 1997, up to 100% of a director's annual board and committee fees were deferrable. Such fees, plus interest, will be paid to the participating director or to his beneficiaries, as applicable, in monthly payments for a maximum ten-year period commencing on the earlier of (a) the death of the director; or (b) the later of (i) age 65, or
(ii) completion of five years' participation in the fee deferral program. Eight directors elected to enter into such nonqualified deferred compensation agreements for 1997.

     Directors who are not employees of the Corporation each received a one-time grant of 50,000 nonstatutory stock options in October 1996. Such options were granted at market value on the date of grant and vest in 20% annual increments beginning in April 1997.

        PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

     Subject to shareholders' ratification, the Board of Directors has selected Price Waterhouse LLP to be the independent accountants and auditors of the Corporation for the year ending December 31, 1998. Price Waterhouse LLP has served the Corporation in this capacity since 1985. As in the past, a representative of Price Waterhouse LLP is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders.

            PROPOSAL 3: CHARTER AMENDMENT TO INCREASE COMMON SHARES
                            AUTHORIZED FOR ISSUANCE

     The Corporation's Charter provides for the authority of the Corporation to issue up to 100 million shares of common stock, $5 par value per share ("Common Stock"). As of February 18, 1998, the Corporation had 83.5 million shares of Common Stock issued and outstanding and had reserved 9.0 million shares of Common Stock for possible future issuance in connection with its outstanding convertible preferred shares, certain employee benefit plans, and dividend reinvestment plan. The Corporation has agreed to issue, subject to certain conditions, an additional 12.0 million shares of Common Stock in connection with eight previously announced acquisitions. The consummation of these acquisitions does not require approval by shareholders. The Corporation currently has available 16.5 million authorized but unissued shares of the 21.0 million shares that it has committed to the foregoing initiatives. Accordingly, the amendment to increase the authorized but unissued shares of Common Stock is necessary in order for the Corporation to satisfy such commitments.

     The Board of Directors believes that an increase in the authorized but unissued shares of Common Stock is in the best interests of the Corporation and, therefore, at a meeting held on February 19, 1998, the Board of Directors adopted a proposed amendment to the Corporation's Charter, increasing the number of authorized shares of Common Stock from 100 million shares to 300 million shares.

     The additional shares of Common Stock for which authorization is sought will have the same terms and rights as the shares of Common Stock now authorized. No preemptive rights would be attached to these shares. If the proposed amendment is approved, the additional authorized shares will be available for issuance for capital formation, share splits or dividends, franchise expansion, and other proper corporate purposes at the discretion of the Board of Directors. Except as may be required by applicable law or regulation at the time of issuance, the shares may be issued without further action by the shareholders. The Board of Directors believes that the proposed increase in the number of authorized shares of Common Stock will provide the Corporation with the flexibility it will need in conducting its business and in meeting future contingencies.

     The Corporation has recently agreed to issue approximately 35 million shares in connection with a recently announced acquisition. Approval of Proposal 3 will not constitute approval of this transaction which will require subsequent shareholder approval at a Special Meeting. Except for the transactions described above, there are no commitments to issue any other of the authorized but unissued shares of Common Stock that the approval of this amendment would allow. Issuance of the shares of Common Stock, under certain circumstances, could discourage, or make more difficult, an attempt to gain control of the Corporation. The Board of Directors presently has no intention of issuing authorized but unissued shares for that purpose and knows of no ongoing attempt to gain control of the Corporation.

     The Board of Directors recommends a vote "For" the proposed amendment to the Charter increasing the number of authorized shares of Common Stock. The enclosed proxy will be so voted unless the shareholder specifies a contrary choice. The affirmative vote of a majority of the outstanding shares of Common Stock of the Corporation is required for approval of this proposed amendment to the Charter. A failure to vote, abstention, or broker nonvote with respect to the proposed amendment to the Charter will have the effect of a vote against the proposed amendment.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE SHARES AUTHORIZED FOR ISSUANCE.

                      CERTAIN INFORMATION AS TO MANAGEMENT

     The following table contains information concerning the compensation received by the Corporation's Chief Executive Officer ("CEO") and the four most highly compensated executive officers of the Corporation in the three fiscal years ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION(1)
                                                                             ----------------------------------------------
                                          ANNUAL COMPENSATION                RESTRICTED
                             ---------------------------------------------     STOCK        SECURITIES
                                                            OTHER ANNUAL     AWARDS($)      UNDERLYING         ALL OTHER
         NAME AND                                          COMPENSATION($)      (SEE      OPTIONS/SARS(#)   COMPENSATION($)
    PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)    (SEE NOTE 2)      NOTE 3)      (SEE NOTE 4)      (SEE NOTE 5)
    ------------------       ----   ---------   --------   ---------------   ----------   ---------------   ---------------
B. W. Rawlins, Jr.           1997    645,000    581,000        308,000              --        150,000           11,244
  Chairman and CEO of        1996    590,000    443,000             --       3,157,000        458,048           11,681
  Corporation and UPB        1995    510,000    382,500             --              --         61,685           10,798
J. W. Moore                  1997    455,000    410,000        231,000              --        110,000            9,213
  President and Chief        1996    380,000    285,000             --       2,367,750        190,366            9,559
  Operating Officer of       1995    320,000    240,000             --              --         50,149            8,871
  Corporation and UPB
J. W. Parker                 1997    215,000    100,000         77,000              --         42,837           12,252
  Executive Vice President   1996    200,000     96,000             --         789,250         72,660           12,204
  and CFO of Corporation     1995    175,000     70,000             --              --          8,965           11,575
  and UPB
J. A. Smith                  1997    240,000     80,000             --              --         45,239           11,277
  Executive Vice President   1996    240,000     10,000             --              --         10,003           11,604
  and Senior Lending         1995    240,000     52,000             --              --          2,500           11,040
  Officer of Corporation
  and UPB
M. K. Walters                1997    175,000     60,000         38,000              --         34,443           11,361
  Senior Vice President,     1996    165,000     80,000             --         394,625         39,885           12,579
  Treasurer, and Chief       1995    135,000     54,000             --              --         10,298            9,584
  Accounting Officer of
  Corporation and UPB

---------------

(1) The Corporation maintains two "Long Term Incentive Plans" that were approved by shareholders in 1983 and 1992.
(2) "Other Annual Compensation" for 1997 consists of certain cash payments in connection with long-term compensation plan.
(3) Restricted shares were granted to the named executives in 1996 under the "Long Term Incentive Plan" approved by shareholders in 1992. Shares may vest over 12 years in annual amounts of 7,333; 5,500; 1,833; and 916 shares, respectively, for the named executives and are subject to forfeiture for certain conditions. All shares not forfeited will earn dividends to the extent dividends are paid on common shares. Should all shares have been fully vested in 1997, and based on December 31, 1997 market value, the aggregate value for each executive would have been $5,973,000; $4,479,750; $1,493,250; and $746,625, respectively, for the named executives. The value of shares vesting each year may vary. The restricted stock awards in 1996 represent one-time awards made for overall performance over the past five years including successful completion of several key acquisitions and to ensure their continued employment with the Corporation.
(4) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to the Corporation. The Corporation does not grant SARs.
(5) "All Other Compensation" for 1997 consists of the following various components. Employee stock ownership plan contributions on behalf of the employees as follows: $5,127, B. W. Rawlins; $5,127, J. W. Moore; $5,127, J.
    W. Parker; $5,127, J. A. Smith; and $5,127, M. K. Walters. 401(k) plan contributions on behalf of the same employees, respectively, are as follows:
    $6,117; $4,086; $7,125; $6,150; and $6,234.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                             ------------------------------------------------
                                              % OF TOTAL
                               NUMBER OF     OPTIONS/SARS
                              UNDERLYING      GRANTED TO
                             OPTIONS/SARS    EMPLOYEES IN      EXERCISE OR                        GRANT DATE
           NAME              GRANTED(#)(2)   FISCAL YEAR    BASE PRICE($/SM)    EXPIRATION DATE   VALUE(5)($)
           ----              -------------   ------------   -----------------   ---------------   -----------
B. W. Rawlins, Jr.              150,000(4)       15.6%          65.1875            12-18-07       $1,382,722
J. W. Moore                     110,000(4)       11.5%          65.1875            12-18-07        1,013,997
J. W. Parker                      6,790(1)        4.5%          47.25              06-05-07           42,728
                                  4,214(1)                      51.125             10-18-06           29,333
                                    400(1)                      60.3125            01-21-03            3,294
                                    792(1)                      60.3125            02-08-04            6,523
                                    641(1)                      60.3125            02-20-05            5,279
                                 30,000(3)                      65.1875            12-18-07          472,325
J. A. Smith                       7,000(3)        4.7%          45.625             02-13-07           84,539
                                  3,239(1)                      49.00              06-12-07           21,238
                                 35,000(3)                      65.1875            12-18-07          551,045
M. K. Walters                     1,626(1)        3.6%          44.50              01-21-03           10,354
                                    572(1)                      44.50              07-12-03            3,642
                                  1,610(1)                      44.50              02-08-04           10,252
                                  1,798(1)                      44.50              06-01-04           11,450
                                  1,056(1)                      44.50              02-20-05            6,725
                                  1,870(1)                      44.50              01-23-06           11,908
                                  5,911(1)                      44.50              10-18-06           37,640
                                 20,000(3)                      65.1875            12-18-07          314,883

---------------

(1) Options granted in 1997 as reload options on exercises where shares were used as the consideration for the exercise. The reload options carry the same term as the option which was exercised. Reload options vest six months after the grant date.
(2) Generally, options may not be granted at less than the fair market value of the underlying shares on the date of grant, and will expire upon the earliest of ten years after the date of grant, termination for cause, one month after termination of employment (other than for cause) for any reason except death or disability, and one year after death or after termination due to disability. Already owned shares of stock may be used as the consideration for exercise of the option, and a reload option will generally be granted in such cases. Generally, except in the event of involuntary termination or termination due to disability, death or retirement, shares acquired by option exercise must be held at least three years or any profits from sale must be repaid to the Corporation. All options granted in 1997 have an exercise price equal to the underlying stock's fair market value on the grant date.
(3) Options granted in 1997 which vest 1/3 twelve months after the date of grant, an additional 1/3 24 months after the date of grant and the final
    1/3 36 months after the date of grant.
(4) Options granted in 1997 which vest immediately.
(5) Present values were calculated using the Black-Scholes option pricing model. The model is a mathematical formula which is widely used and accepted for valuing traded stock options. There is no assurance that the values generated by the model will actually be realized. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price at the date of exercise. The model was applied using the individual grant dates and the exercise price and fair market value of the

    Corporation's Common Stock on the grant date. It also assumed: (i) a risk-free rate of return based on the yield on a U. S. Government Zero Coupon bond with a term equal to the term of the stock grant which ranged from 5.66% to 6.81%; (ii) stock price volatility calculated using weekly closing prices of the Common Stock of the Corporation for a one-year period ending on the grant date which ranged from 18.89% to 25.08%; (iii) a constant dividend yield on the respective grant dates based on the quarterly cash dividend rate per share paid by the Corporation on its Common Stock; and (iv) that the options would be exercised on the final day of their ten-year term. No discount from the theoretical value was taken to reflect the one-year waiting period prior to vesting, the restrictions on the transfer of the options, and the likelihood that the options will be exercised in advance of the final day of their term.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                    NUMBER OF
                                                                   SECURITIES
                                                                   UNDERLYING      VALUE OF UNEXERCISED
                                                                 UNEXERCISED AT        IN-THE-MONEY
                                          SHARES                   FY-END (#)         FY-END ($)(2)
                                        ACQUIRED ON    VALUE     ---------------   --------------------
                                         EXERCISE     REALIZED    EXERCISABLE/         EXERCISABLE/
                 NAME                     (#)(1)        ($)       UNEXERCISABLE       UNEXERCISABLE
                 ----                   -----------   --------   ---------------   --------------------
B. W. Rawlins, Jr. ...................        --           --    360,193/196,368   7,704,588/6,836,427
J. W. Moore...........................        --           --    270,424/141,643   6,717,305/4,914,027
J. W. Parker..........................    18,825      326,585     27,292/ 71,422     787,396/1,430,397
J. A. Smith...........................    10,000      331,250     29,341/ 49,503   1,323,967/  533,574
M. K. Walters.........................    19,298      216,016     14,443/ 41,262     337,605/  780,778

---------------

(1) Shares acquired pursuant to option exercise must generally be held three years or any profits must be paid to the Corporation. During the restriction period, shares may be used to exercise an option or to satisfy tax withholding requirements on option exercises.
(2) Value is calculated as the difference between the closing market price of a share of Common Stock on December 31, 1997 ($67.875 per share) and the exercise price of the options. No value is reported if the exercise price of the options exceeded the market price of a share of Common Stock on December 31, 1997.

EMPLOYMENT CONTRACTS AND TERMINATION, SEVERANCE AND CHANGE OF CONTROL
ARRANGEMENTS

     The Corporation is a party to employment agreements with B. W. Rawlins, Jr., and J. W. Moore, originally effective as of December 1, 1989. As a result of a comprehensive review at year-end 1996 of all of the Corporation's benefit plans, incentive plans, and executive management employment agreements, certain modifications were made and the employment agreements were amended and restated as of April 17, 1997. The agreements provide for minimum base salaries for Mr. Rawlins and Mr. Moore of $645,000 and $455,000, respectively, and entitle Messrs. Rawlins and Moore to receive certain other employee benefits and to participate in incentive bonus, stock option, and deferred compensation plans.

     On December 31 of each year the terms of such contracts are automatically extended for one year unless the Corporation otherwise notifies the officer within 60 days prior to the applicable renewal date; provided, however, that the term of the agreement may be extended only to such time as the officer reaches age 65. If the Corporation chooses not to extend the agreement, the officer may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid an amount equal to three times the sum of his highest base salary and highest annual bonus earned in any year during his employment ("final highest earnings"). In either such case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to the officer under all stock incentive plans of the Corporation (collectively, "incentive awards") will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, the officer will have the right to elect within 90 days after the effective date of his termination of employment, either to receive a lump sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options for a period of two years from the date of such election.

     If termination of employment is for cause, the officer will be provided base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. In addition, the Corporation shall, at its election, either effect a lump sum cash-out of the officer's stock options (vested and unvested) at the then-current spread value, or declare all such options to be immediately vested and exercisable by the officer within one year from notice of his termination.

     If termination of employment is due to death or disability, the officer will be provided base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid, and will receive a severance payment equal to three times his final highest earnings (as defined above). In either such case, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, the officer or his estate will have the right to elect, within 90 days after the effective date of the officer's termination of employment, either to receive a lump sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options for a period of two years from the date of such election.

     The employment agreements also provide that in the event of a change in control of the Corporation (as defined in the agreements to include certain business combinations, acquisitions of stock or assets of the Corporation, or changes in Board composition) Messrs. Rawlins and Moore will have the option to extend the terms of their employment agreements for an additional three-year period, beginning on the later of the date of the renewal notice or the date of the change in control. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following a change in control, the officer may resign without penalty upon 90 days prior notice and receive a lump-sum payment equal to three times his final highest earnings (as defined above). Also, in the event of a change in control, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse, and any stock or stock equivalents held in a deferred account on behalf of the officer will become immediately payable. With respect to benefits paid, accrued or accelerated by virtue of a change in control, the agreements require the Corporation to make certain tax gross-up payments to cover the income tax and excise tax liabilities of the officers with respect to such benefits, including tax liabilities associated with the gross-up payments.

     The Corporation is also a party to an employment agreement with J. Armistead Smith, effective as of December 1, 1989, which provides for a minimum base salary of $240,000 and entitles Mr. Smith to receive certain other employee benefits and to participate in incentive bonus, stock option, and deferred compensation plans.

     On December 31 of each year the terms of such contract are automatically extended for one year unless the Corporation otherwise notifies Mr. Smith within 60 days prior to the applicable renewal date; provided, however, that the term of the agreement may be extended only to such time as he reaches age 65. If the Corporation chooses not to extend the agreement, Mr. Smith may either remain until the end of the then-current term of his agreement, or may choose to terminate the agreement and be paid an amount equal to the sum of his then-current base salary and his last annual incentive bonus ("final earnings"). In either such case, all options, stock appreciation rights, and other awards in the nature of rights that may be exercised, and all awards of restricted stock, if any, issued to Mr. Smith under all stock incentive plans of the Corporation (collectively, "incentive awards") will immediately vest and be exercisable and all restrictions thereon will lapse. In addition, Mr. Smith will have the right to elect, within 90 days after the effective date of his termination of employment, either to receive a lump sum cash-out of his stock options at the then-current spread value or to have the right to exercise such options for a period of two years from the date of such election.

     If termination of employment is for cause, Mr. Smith will be provided base salary through the date of termination plus any annual incentive bonus that has been previously approved but not paid. In addition, the Corporation shall, at its election, either effect a lump sum cash-out of Mr. Smith's stock options (vested and unvested) at the then-current spread value, or declare all such options to be immediately vested and exercisable by Mr. Smith within one year from notice of his termination.

     If termination of employment is due to death or disability, Mr. Smith or his estate will have no further rights under the agreement other than the right to elect, within 90 days after the effective date of his termination of employment, either to receive a lump sum cash-out of his stock options (vested and unvested) at the then-current spread value, or to have such options become fully vested and remain exercisable for a period of two years from the date of such election.

     The employment agreement also provides that in the event of an Acquisition (as defined in the agreement) of the Corporation or Union Planters Bank, N.A., Mr. Smith will have the option to extend the term of his employment agreement for an additional one-year period, beginning on the later of the date of the renewal notice or the date of the acquisition. Upon the commencement of any such renewal term, any remaining period of the then-current term of the employment agreement will be canceled. During the extended renewal term following an Acquisition, Mr. Smith may resign without penalty upon 90 days prior notice and receive a lump-sum payment, without deduction for excise taxes or otherwise, equal to the compensation he would have received over the remaining term of the agreement, plus a gross-up payment to cover his income tax and excise tax liabilities with respect to such payment, including tax liabilities associated with the gross-up payment. Also, in the event of an Acquisition, all incentive awards will immediately vest and be exercisable and all restrictions thereon will lapse.

COMPENSATION COMMITTEE REPORT

     The Salary and Benefits Committee (the "Committee") is composed of five directors who are not employees of the Corporation or any of its subsidiaries. The Committee makes recommendations to the Board of Directors as to the amount and form of executive officer compensation, and is responsible for granting stock options and restricted stock.

  Pay Philosophy

     The compensation programs of the Corporation are designed to align compensation with business objectives and performance, and to enable the Corporation to attract, retain and reward executives who contribute to the long-term success of the Corporation. The Committee believes that executive pay should be linked to performance. Therefore, the Corporation provides an executive compensation program which includes base pay, annual cash bonus and long-term incentive opportunities through the use of stock options and restricted stock.

     Section 162(m) of the Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its five most highly compensated executive officers. While the Committee cannot predict with certainty how the Corporation's compensation tax deduction might be affected, the Committee tries to preserve the tax deductibility of all executive compensation while maintaining flexibility with respect to the Corporation's compensation programs as described in this report. Consistent with this intention, in 1997 the Committee established the Union Planters Corporation Senior Management Performance Incentive Plan and the shareholders have approved amendments to the 1992 Stock Incentive Plan. Awards under the Performance Incentive Plan and option grants under the Amended 1992 Plan are intended to qualify as performance-based compensation as defined under Section 162(m) of the Code. Additionally, the Corporation requires certain officers to defer receipt of restricted shares if the receipt of the shares were to cause an officer's compensation to exceed the Section 162(m) limitation.

  Base Salary

     Base salary is set annually based on job-related experience, individual performance and pay levels of similar positions at approximately twenty peer financial institutions. The Corporation targets base pay at the 50th percentile of peer base pay. In determining compensation at peer financial institutions, the Corporation analyzes information from independent surveys. The surveys, which do not necessarily include the same financial institutions as included in the NYSE financial indicator (used in the performance graph), are chosen based on similarity of the surveyed financial institutions to the Corporation in terms of size, geographic region, scope of services, and return on assets/return on equity. In 1997, base salary of the named executive officers was generally at the target based on peer analysis.

  Annual Bonus

     The Corporation maintains an annual incentive plan that is based on the achievement of certain return on equity (ROE) targets established by the Salary and Benefits Committee plus individual performance of participating executives.

     First, the plan establishes three ROE target levels; target levels vary between corporate executives and bank-level management. Each ROE target level has a corresponding bonus potential, calculated as a percentage of base salary, which is based upon a participant's level and scope of responsibility within the Corporation. The bonus potential is based on target bonus levels as reported by the same peer financial institutions used in analyzing base salary.

     If actual ROE performance is within the ROE targets established by the Salary and Benefits Committee, the plan calculates a midpoint bonus based on the target percentage of base salary that corresponds with actual ROE performance. During 1997 ROE performance met or exceeded the ROE targets established by the Committee. With respect to participating executives other than the CEO and the COO, the CEO then has discretion to increase or decrease the actual bonus by up to 50% based on an executive's actual performance. With respect to the CEO and the COO, the Committee has discretion only to decrease the actual bonus payment.

  Long-term Incentives

     In order to link the interests of the Corporation's shareholders and senior management, the Corporation maintains a stock incentive plan. Stock options and restricted stock may be granted under the plan. Awards are based on position and individual performance. Among other conditions, stock options and restricted stock are granted subject to a vesting schedule. Options may be exercised after vesting. However, to encourage long-term share retention, shares acquired pursuant to option exercise must generally be held at least three years, or any profits from sale must be repaid to the Corporation.

     For 1997, options and restricted stock were granted to the executive officers based on their positions and a subjective assessment of individual performances. Generally, long-term incentive awards are targeted between the 50th and 75th percentiles of the competitive market. The Corporation utilizes the same surveys and peer financial institutions as used in analyzing base salary and takes into consideration options and restricted stock that have already been granted.

  1997 Compensation for the Chief Executive Officer

     Many of the same philosophies used in determining compensation for officers of the Corporation are used in determining compensation for Mr. Rawlins. The Committee establishes each element of Mr. Rawlins' pay based on his achievement of specific business objectives. These objectives are based upon specific financial and nonfinancial goals. No specific weighting or formula is used to determine levels of compensation. Additionally, the Committee takes into consideration an analysis of compensation at the peer financial institutions used to review compensation of other officers of the Corporation.

  Base Salary

     The Committee increased Mr. Rawlins' base salary for the year 1997 from $590,000 to $645,000 which represented about a 9% increase. This level positioned his base salary at the 50th percentile of peer financial institutions.

  Annual Bonus

     The Committee determines the chief executive officer's annual bonus based upon his performance relative to business objectives established at the beginning of the year and specific corporate ROE targets. The Corporation's actual ROE for 1997 exceeded the ROE targets previously established by the Committee. Based on 1997 performance, the Committee decided to award Mr. Rawlins $581,000.

  Long-term Incentives

     For 1997, the Committee awarded 150,000 options to Mr. Rawlins as part of the Corporation's annual granting program. The value of this long-term award alone, and the value of this award plus base salary and the annual bonus, position the chief executive officer above the 50th percentile but below the 75th percentile of competitive compensation for peer financial institutions.

                                          SALARY AND BENEFITS COMMITTEE

                                               Marvin E. Bruce, Chair
                                               Albert M. Austin
                                               George W. Bryan
                                               James E. Harwood
                                               Mike P. Sturdivant

PERFORMANCE GRAPH

     The following graph sets forth the Corporation's cumulative total shareholder return (assuming reinvestment of dividends) as compared to the S&P 500 and the NYSE Financial Indicator over a five-year period beginning December 31, 1992.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                           UNION PLANTERS CORPORATION
                    TOTAL CUMULATIVE SHAREHOLDER RETURN FOR
                   FIVE-YEAR PERIOD ENDING DECEMBER 31, 1997

                                                                 NYSE FINAN-
DECEMBER 312                  UNION PLANTERS         S&P 500  CIAL INDICATOR
1992                                  100.00          100.00          100.00
1993                                  106.61          110.06          107.96
1994                                   91.89          111.52           97.50
1995                                  145.47          153.39          136.58
1996                                  183.97          188.59          174.86
1997                                  329.83          251.49          246.96

EXECUTIVE BENEFIT PLANS

     The Corporation maintains two executive benefit plans for selected management employees. Eligibility is determined by the Salary and Benefits Committee, which is also responsible for administering the plans.

     The supplemental retirement plan provides a retirement income benefit at age 62 equal to a percentage of final total cash compensation. The benefit can be paid in either an equivalent lump sum amount or in annual/monthly installments. The plan is nonqualified and unfunded, and the amounts payable thereunder are not offset for social security or other amounts.

     Currently, the executive officers identified in the Summary Compensation Table participate in the supplemental retirement plan or a similar predecessor plan. Supplemental annual retirement benefits payable under the plan at age 62 are equal to 65% of the average of executive's final three years of salary and bonus. The annual supplemental retirement benefit under the plan is reduced 6% per year for early retirement after age 55 but before age 62. In addition, annual supplemental retirement benefits generally vest at 65% following termination upon a change in control as defined in the plan based on projected three-year average total compensation.

     The deferred compensation plan allows participants to defer a portion of their cash compensation into a nonqualified savings plan. The plan credits interest annually equal to the greater of 120% of the mid-term Applicable Federal Rate or the Union Planters Corporation common stock total investment return. In addition, the Corporation matches amounts deferred with a 25% company contribution. The plan returns the compensation deferred plus interest earned upon termination of employment or earlier if otherwise elected by the participant.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     During 1997 some of the directors and officers of the Corporation, and other persons and entities with which they are affiliated, were customers of, and had in the ordinary course of business banking transactions with, the Corporation's subsidiary banks. All loans included in such transactions were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with other persons and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features. Such loans aggregated approximately 1% of shareholders' equity as of December 31, 1997.

     During 1997 a partnership in which S. L. Wilson, a director and brother-in-law of J. W. Moore, is a partner remained indebted to one of the Corporation's subsidiary banks for $3.4 million on a tax-exempt, nonrecourse loan bearing interest at a rate of 6.5% per annum. The outstanding balance of the loan, together with accrued interest, was repaid during the third quarter.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers and directors to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers and directors are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms filed. Based solely upon review of copies of such forms, or written representations that there were no unreported holdings or transactions, the Corporation believes that for the most recent fiscal year all Section 16(a) filing requirements applicable to its officers and directors were complied with on a timely basis.

                            SOLICITATION OF PROXIES

     Some of the Corporation's directors and officers who will receive no additional compensation may solicit proxies in person, and by telephone, telegraph, telecopier, facsimile, and mail from brokerage houses and other institutions, nominees, fiduciaries and custodians, who will be requested to forward the proxy materials to beneficial owners of the Common Stock. The Corporation will, upon request, reimburse such intermediaries for their reasonable expenses in forwarding proxy materials but will not pay fees, commissions, or other compensation.

     To assist the Board of Directors, the Corporation has retained Morrow & Company, Inc. to provide proxy solicitation services at a fee of $9,000 plus customary expenses. The Trust Division of UPB, N.A. has also been retained. The providers of the proxy solicitation services are expected to communicate in person, or by telephone, telegraph, telecopier, facsimile, or mail with those shareholders who have not responded within a reasonable time to urge such shareholders to sign and return their proxies. The cost of solicitation of proxies will be borne by the Corporation.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposals intended to be presented at the Corporation's 1999 Annual Meeting of Shareholders must be received in writing by the Corporation at the corporate offices no later than November 12, 1998.

                           ANNUAL REPORT AND EXHIBITS

     The Corporation's Annual Report to Shareholders is enclosed with this proxy statement. The following section of Part I of the Annual Report on Form 10-K, submitted to the Securities and Exchange Commission, is hereby incorporated by reference into this proxy statement: "Executive Officers of the Registrant." Neither the Annual Report to Shareholders nor the Form 10-K is to be considered proxy-soliciting material except to the extent expressly incorporated by reference herein.

     ANY SHAREHOLDER WHO WISHES TO OBTAIN A COPY, WITHOUT CHARGE, OF THE CORPORATION'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 1997, WHICH INCLUDES FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, WHICH IS REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY CONTACT THE CORPORATE MARKETING DIVISION, AT P. O. BOX 387, MEMPHIS, TENNESSEE, 38147, OR AT TELEPHONE NUMBER 901/580-6604.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ E. J. HOUSE, JR.
                                          E. J. House, Jr.
                                          Secretary

Memphis, Tennessee
March   , 1998
PLEASE MARK, DATE, SIGN, AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU MAY STILL VOTE IN PERSON, SINCE THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY DELIVERING TO THE SECRETARY OF THE CORPORATION A WRITTEN REVOCATION OF THE PROXY.

                                                                        APPENDIX

                           UNION PLANTERS CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Union Planters Corporation hereby nominates and appoints JOHN H. HEMBREE, JAMES F. SPRINGFIELD, and TIMMONS L. TREADWELL, III, with power to act without the other and with full power of substitution, as the undersigned's true and lawful attorney(s) to vote all of the Common Stock of Union Planters Corporation standing in the undersigned's name on the Corporation's books at the close of business on February 18, 1998, with all the powers the undersigned would possess if present in person, at the Annual Meeting of Shareholders to be held on April 16, 1998, or any adjournment thereof.

                   THIS PROXY CONTINUED ON THE REVERSE SIDE.
  PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

                                               WITHHELD
                                       FOR      FOR ALL                                             FOR      AGAINST    ABSTAIN
Item 1: ELECTION OF DIRECTORS         [  ]       [  ]          Item 2:  RATIFICATION OF THE         [  ]       [  ]      [  ]
                                                                        SELECTION OF PRICE
                                                                        WATERHOUSE LLP AS
                                                                        INDEPENDENT
                                                                        ACCOUNTANTS AND
                                                                        AUDITORS
CLASS I        CLASS II             CLASS III
M. E. Bruce    A. M. Austin         P. S. Lewis, Jr.           Item 3:  APPROVAL OF AMENDMENT       [  ]       [  ]      [  ]
J. E. Harwood  G. W. Bryan          J. W. Moore                         TO THE CORPORATION'S
S. D. Overton  C. J. Lowrance, III  V. L. Rawlins                       CHARTER TO INCREASE
D. F. Schuppe  B. W. Rawlins, Jr.   D. M. Thomas                        SHARES AUTHORIZED
               S. L. Wilson         R. A. Trippeer, Jr.                 FOR ISSUANCE
(TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,              FROM 100 MILLION
STRIKE A LINE THROUGH THE NOMINEE'S NAME)                               TO 300 MILLION

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